Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2010, with respect to the consolidated financial statements and schedule and internal control over financial reporting included in the Annual Report of Dynamics Research Corporation on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Dynamics Research Corporation on Form S-8 (File No. 333-109973, effective October 24, 2003).

/s/ Grant Thornton LLP

Boston, Massachusetts
March 16, 2010